Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-63480

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus supplement is not an offer to sell these  securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2003

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus Dated July 18, 2003 As Supplemented by Prospectus Supplement Dated July 18, 2003)

9,500,000 Shares

Constellation Brands, Inc.

Class A Common Stock

$             per share

This prospectus supplement should be read in conjunction with the prospectus supplement (the “Prospectus Supplement”) dated July 18, 2003 and the prospectus dated July 18, 2003 (together with the Prospectus Supplement, the “Prospectus”). Capitalized terms used herein without definition have the same meaning as such terms used in the Prospectus. For a description of the Class A common stock being offered hereby, Constellation Brands, Inc. and the risks relating to the foregoing, reference is hereby made to the Prospectus. “Summary Pro Forma Combined Financial Data” on page S-9 of the Prospectus Supplement is hereby replaced in its entirety by the corresponding section contained herein.

Joint Book-Running Managers

Citigroup	JPMorgan

Joint Lead Manager

UBS Investment Bank

Summary Pro Forma Combined Financial Data

The following table sets forth certain of our unaudited summary pro forma combined income statement data for the year ended February 28, 2003 and the three months ended May 31, 2003 as described in “Unaudited Pro Forma Combined Income Statement Data” included elsewhere in this prospectus supplement, which gives effect to the Hardy acquisition as if it had occurred on March 1, 2002. The consolidated financial statements of Hardy prepared in accordance with accounting principles generally accepted in Australia used in preparing “Unaudited Pro Forma Combined Income Statement Data” have been adjusted to present such information in accordance with accounting principles generally accepted in the United States and translated into U.S. dollar equivalent financial statements.

This summary pro forma combined income statement data do not purport to represent what our results of operations would have actually been had the transaction been consummated as of such date or to our results of operations for any future period. It is important that you read the summary pro forma combined income statement data presented below along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and those of Hardy, and “Unaudited Pro Forma Combined Income Statement Data” included elsewhere in this prospectus supplement and our unaudited financial statements filed in our quarterly report on Form 10-Q for the fiscal quarter ended May 31, 2003.

	Year Ended February 28, 2003	Three Months Ended May 31, 2003
	(in thousands, except per share data)

Net sales	$3,236,508	$805,381
Income before income taxes	314,999	63,079
Net income	197,299	39,236
Earnings per common share:
Basic	$2.12	$0.42
Diluted	$2.05	$0.40
Weighted average common shares outstanding
Basic	93,145	94,274
Diluted	96,035	97,055